AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 19, 2001
                                                           REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          -----------------------------
                                  VALCOM, INC.
        (Exact name of small business issuer as specified in its charter)

               DELAWARE                                  7819                                58-1700840
    (State or other jurisdiction of           (Primary standard industrial      (I.R.S. Employer Identification No.)
    incorporation or organization)            classification code number)

                   -------------------------------------------
                           26030 Avenue Hall, Studio 5
                           Valencia, California 91355
                                 (661) 257-8000
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                   -------------------------------------------
                                Vince Vellardita
                            Chairman, President & CEO
                           26030 Avenue Hall, Studio 5
                           Valencia, California 91355
                                 (661) 257-8000
          (Name and address, including zip code, and telephone number, including area code, of agent for service)
                   ------------------------------------------
                                   Copies to:
                             Gregory Sichenzia, Esq.
                     Sichenzia, Ross, Friedman & Ference LLP
                        135 West 50th Street, 20th Floor
                            New York, New York 10020
                                 (212) 664-1200
                   ------------------------------------------
                        Approximate date of proposed sale
                  to public: As soon as practicable after this
                    registration statement becomes effective.
                   ------------------------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           --------------------------

                         CALCULATION OF REGISTRATION FEE
==================================== ================ ======================= ======================== ================
                                                         PROPOSED MAXIMUM        PROPOSED MAXIMUM         AMOUNT OF
 TITLE OF EACH CLASS OF SECURITIES    AMOUNT TO BE        OFFERING PRICE        AGGREGATE OFFERING      REGISTRATION
         TO BE REGISTERED              REGISTERED        PER SECURITY(1)             PRICE(1)                FEE
------------------------------------ ---------------- ----------------------- ------------------------ ----------------
Common stock, $.001 par value,          6,081,080            $.296                 $1,800,000             $450
underlying convertible notes

Common stock, $.001 par value            545,454             $.296                   $161,455              $41
underlying warrants
------------------------------------ ---------------- ----------------------- ------------------------ ----------------
TOTAL                                   6,626,534                                  $1,961,455            $491
==================================== ================ ======================= ======================== ================

(1)      Estimated solely for the purpose of determining the registration fee.

(2) Represents 240% of the number of shares currently issuable upon the conversion of outstanding notes, issued on June 7, 2001, based on a conversion pruice of $.296 per share. The actual number of shares to be issued on conversion is dependent, in part, on the price of the common stock at the time of conversion.

(3) Common stock issuable upon the conversion of warrants issued in connection with the June 7, 2001 financing.

                           --------------------------



     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
June _____, 2001

                                  VALCOM, INC.
                        6,626,534 Shares of Common Stock



--------------------------------------------------------------------------------


            This prospectus relates to the resale by the selling stockholders of up to 6,626,534 shares of our common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders are deemed to be underwriters of the shares of common stock, which they are offering. Please see the "Selling Stockholders" section in this prospectus for a complete description of all of the selling stockholders.

            We will not receive any proceeds from the sale of shares by the selling stockholders. However, we will receive proceeds upon the exercise of any warrants that may be exercised by the selling stockholders, if any.

            Our common stock is quoted on the Over-the-Counter Bulletin board under the symbol "VCMI." On June ___, 2001, the closing price of our common stock was $__ per share.





--------------------------------------------------------------------------------


            This investment involves a high degree of risk. See the "Risk Factors" beginning on page__.


--------------------------------------------------------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is complete or accurate. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS


Section                                                              Page Number

Prospectus Summary............................................................
Risk Factors..................................................................
Use of Proceeds...............................................................
Dilution......................................................................
Price Range of Common Stock...................................................
Dividend Policy...............................................................
Capitalization................................................................
Selected Financial Data.......................................................
Management's Discussion and
          Analysis of Financial Condition and Results of Operation............
Business......................................................................
Management....................................................................
Summary Compensation Table....................................................
Security Ownership of Management and Certain Beneficial Owners................
Description of Capital Stock..................................................
Selling Stockholders..........................................................
Shares Eligible for Future Sale...............................................
Plan of Distribution..........................................................
Experts.......................................................................
Legal Matters.................................................................
Index to Financial Statements     ............................................

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the SEC in accordance with registration rights granted to investors. Under this process, the stockholders named in the "Selling Stockholders" section of this prospectus, or in any supplement to this prospectus, may sell the common stock described in this prospectus from time to time. This prospectus provides you with a general description of the common stock. Each time that selling stockholders want to offer common stock and have provided us with a notice in accordance with the terms of their registration rights, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this and any prospectus supplement together with any additional information described under the heading "How to Obtain More Information about ValCom, Inc."

                               PROSPECTUS SUMMARY

                                  ValCom, Inc.

Our business...................        We primarily lease sound stages.  Our business includes television production for network and syndication programming, motion pictures, sports, internet and real estate holdings.  In addition to leasing our sound stages, we also have a small library of wholly-owned television content ready for distribution.

Our properties.................        We own six acres of real property and a 120,000 square feet production facility in Valencia, California, which is currently the studio set for "JAG"
                                       produced by Paramount Pictures and "Power Rangers" produced by Saban
                                       Productions.  Our sound stages have been operating at full capacity since
                                       1995.  We also lease an additional three acres and 52,000 square feet production facility that includes two full service sound stages, for a total of eight sound stages.

Our clients....................        Our past and present clients include Warner Brothers, Universal Studios, MGM,
                                       HBO, NBC, 20th Century Fox, Disney, CBS, Sony, Showtime, and the USA
                                       Network.

Recent Acquisition............         On March 8, 2001, we completed the acquisition of Half Day Video, Inc.
                                       located in Burbank, California.  Half Day specializes in supporting the entertainment industry with television and film equipment rentals. Half Day's client list includes The Academy Awards, Emmy Awards, NBC, Entertainment
                                       Tonight, MTV,  General Hospital and other large entertainment and production companies.


Our principal offices..........        We maintain executive offices at 26030 Avenue Hall, Studio 5, Valencia California 91355 and
                                       our telephone number is (661) 257-8000.


                                  The Offering


Registration rights............        This prospectus is part of a registration statement filed pursuant to registration rights granted to certain investors.

Common stock outstanding before this
       offering................        We have 93,311,507 shares of common stock outstanding prior to this offering.

Common stock offered by the
       selling stockholders....        6,626,534 shares of common stock

Common stock outstanding after this
       offering................        Up to 99,938,041 assuming the conversion of all convertible notes and exercise of all warrants by the selling stockholders.

Use of proceeds................         We will not receive any proceeds from the sale of securities by the selling stockholders.

Risk factors...................        Investing in these securities involves a high degree of risk and immediate and substantial dilution of your investment. As an investor, you should be able to bear a complete loss of your investment. See "Risk Factors" and "Dilution" for a more detailed discussion.

Forward-looking statements......       This prospectus contains forward-looking statements that address, among other things, our expansion and acquisition strategy, business development, use of proceeds, projected capital expenditures, liquidity, and our development of additional revenue sources.  The forward-looking statements are based on our current expectations and are subject to risks, uncertainties and assumptions.
                                       We base these forward-looking statements on information currently available to us, and we assume no obligation to update them. Our actual results may differ materially from the results anticipated in these forward-looking statements, due to various factors.

                                 RISK FACTORS


         Investing in our securities will provide you with an equity ownership interest in ValCom, Inc. As one of our shareholders, your investment will be subject to risks inherent in our business. If any of the following risks actually occur, our business could be harmed. In that event, the trading price of our shares might decline, and you could lose all or part of your investment. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in shares of our securities. Additional risks that are not currently known to us or that we deem immaterial may also harm us and the value of your investment. An investment in our securities involves a high degree of risk.


We have a history of net losses and negative cash flow and may not be able to satisfy our cash needs from operations.

         We have experienced negative cash flow. We cannot project with certainty that losses will not continue in the short term as we grow and integrate our businesses, and that losses will not continue in the long term should we be unsuccessful in our business and integration efforts. We cannot know when, if ever, net cash generated by our internal business operations will support our growth and continued operations.

We will need substantial amounts of additional financing.

         We anticipate that we will need substantial amounts of cash for:

o        capital expenditures to build and enhance our business;

o operating expenses relating to our business, expansion and integration efforts;

o        potential acquisitions;

o        debt service requirements; and

o        other general corporate expenditures.

         There is a probability that our cash needs will exceed our cash flows from operating activities through 2001, which means we will have to seek out additional financing. In addition, we may need to revise our business plan to respond to competitive and other factors, so our need for cash may increase.

A reduction in demand for studio facilities could lead to a decrease in revenues.

         Content production in foreign countries such as Canada, as a result of lower production costs and more lenient labor laws in such countries, may reduce the demand for studio facilities in Los Angeles and the United States generally. Such decreased demand could diminish our revenues, threaten our sustained profitability in the future and have a material adverse effect on our business and results of operations.

Our revenues depend on a limited number of film producers.

         Our results of operations in any given period depend to a significant degree upon revenues from a small number of film producers who rent our studios. In addition, only two film producers, Paramount Productions and Saban Productions, are contractually obligated to lease any of our studios. Our failure to rent to a sufficient number of film producers or to increase the number of film producers during a particular period could adversely affect our results of operations.

Advances in technology may create alternate forms of entertainment, which may negatively affect our business.

         The entertainment industry in general, and the motion picture industry in particular, continue to undergo significant changes, primarily due to technological developments. Due to this rapid growth of technology and shifting consumer tastes, we cannot accurately predict the overall effect that such changes may have on the potential revenue from and profitability of feature-length motion pictures and television programming.

Funding for our capital needs is not assured, and we may have to curtail our business if we cannot find adequate funding.

         We currently have no legally binding commitments with any third parties to obtain any material amount of additional equity or debt financing. We cannot assure you that we will be able to obtain any additional financing in the amounts or at the times that we may require the financing or, if we do obtain any financing, that it would be on acceptable terms. As a result, we cannot assure you that we will have adequate capital to implement future expansions and enhancements of our wireless technology, to maintain our current levels of operation or to pursue strategic acquisitions. Our failure to obtain sufficient additional financing could result in the delay or abandonment of some or all of our development, expansion and expenditures, which could have an adverse effect on us and on the value of our common stock.


We have a limited history of owning and operating our acquired businesses on a consolidated basis, which could result in ineffective management of these businesses.

         There can be no assurance that we will be able to meet performance expectations or successfully integrate our acquired business on a timely basis without disrupting the quality and reliability of service to our customers or diverting management resources. Our rapid growth has placed and will continue to place a significant strain on management, our financial resources, and on our information, operating and financial systems. If we are unable to manage this growth effectively, it may have an adverse effect on our business, financial condition and results of operations.

Our recent acquisitions of Half Day, Inc. may have an adverse effect on our earnings.

         We recently acquired Half Day Video, Inc. located in Burbank, California. Half Day specializes in supporting the entertainment industry with television and film equipment rentals. Half Day's client list includes The Academy Awards, Emmy Awards, NBC, Entertainment Tonight, MTV, General Hospital and other major entertainment and production companies. If we are unable to effectively integrate these businesses into our existing business, and retain certain key employee expertise in our organization, it may have an adverse effect on our earnings or revenue growth.

The loss of any of our key executives may have a material adverse effect upon our operations.

        Our success is dependent upon the expertise of the key members of our management team, particularly our President, CEO and Chairman, Vince Vellarditas, and Vice President, Ronald Foster. The loss of services from any of these individuals would have a material adverse effect upon our operations. Our future success also depends on our continuing ability to attract, train and retain highly qualified technical, sales, marketing, development and managerial personnel. If we are unable to hire such personnel on a timely basis, our business, operating results and financial condition could be adversely affected.

Risks Related To This Offering and Our Common Stock

Our commitments to issue additional common stock may adversely affect the market price of our common stock and may impair our ability to raise capital.

         We currently have outstanding commitments in various forms such as warrants, and convertible securities to issue a substantial number of new shares of our common stock. The shares subject to these issuance commitments, to some degree, will be issued in transactions registered with the Securities and Exchange Commission and thus will be freely tradable. In many other instances, these shares are subject to grants of registration rights that, if and when exercised, would result in those shares becoming freely tradable. An increase in the number of shares of our common stock that will become available for sale in the public market may adversely affect the market price of our common stock and, as a result, could impair our ability to raise additional capital through the sale of our equity securities or convertible securities.


We may need additional capital that could dilute the ownership interest of investors.

         We require substantial working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the rights of holders of our common stock may experience additional dilution. We cannot predict whether additional financing will be available to us on favorable terms when required, or at all. We have experienced negative cash flow from operations, and expect to experience significant negative cash flow from operations in the immediate future as we grow, expand and integrate our businesses. The issuance of additional common stock by our management, may have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

                               RECENT DEVELOPMENTS


June 7, 2001 Financing

         We are registering 6,081,080 shares of common stock underlying a $750,000 convertible note issued to an accredited investor on June 7, 2001. The number of shares of common stock issuable upon conversion of the outstanding convertible notes is 2,533,783 based on a conversion price of $0.296 per share. We are required to register 240% of this amount, for a total of 6,081,080. In addition, 545,454 shares underlying warrants are being registered in connection with these financings. These warrants have an exercise price of $.548 per share.

         The notes bear interest at 8% and are convertible into our common stock at the lesser of:

         a) 80% of the average of the three lowest closing bid prices of our common stock for the ten days immediately prior to closing; or

         b) 80% of the average of the three lowest closing bid prices of our common stock for the thirty days immediately prior to the conversion date.

         The remaining portion of the notes payable of $750,000 is due June 7, 2003.

                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders of our company. There will be no proceeds to our company from the sale of shares of common stock in this offering. However, we will receive proceeds upon the exercise of any warrants that may be exercised by the selling shareholders.

                                    DILUTION

      Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to our company, our net tangible book value will be unaffected by this offering.

               MARKET FOR COMMON EQUITY AND RELATED STOCK MATTERS

         Our common stock trades on the Over-The-Counter Bulletin Board under the symbol "VCMI." Trading of our common stock began in 1983. The following table sets forth the range of high and low bid quotations for our common stock for each quarter of the last two fiscal years, as reported by the OTC BB. The quotations represent inter-dealer prices without retail markup, markdown or commission, and may not necessarily represent actual transactions.



                        PERIOD                              HIGH                  LOW


    Year Ended December 31, 1999:
             First Quarter.................                          $.31250              $.13000
             Second Quarter................                          $.21875              $.12500
             Third Quarter.................                          $.21875              $.01000
             Fourth Quarter................                          $.30000              $.02000

    Year Ended December 31, 2000:
             First Quarter.................                          $.50000              $.11000
             Second Quarter................                          $.34380              $.93800
             Third Quarter.................                          $3.5313              $.12550
             Fourth Quarter................                          $.30000              $.23000

    Year Ended December 31, 2001:
             First Quarter.................                          $1.5938              $.40620
             Second Quarter................                          $0.7300              $.30000



           The approximate number of holders of record of our common stock, $.001 par value, as of March 31, 2001, was 3,540.

                                 DIVIDEND POLICY

         Holders of our common stock are entitled to receive such dividends as may be declared by our board of directors. No dividends on our common stock have ever been paid, and we do not anticipate that dividends will be paid on our common stock in the next fiscal year.

                                 CAPITALIZATION

         The following table summarizes our long-term obligations and capitalization as of December 31, 2000. The information in the table should be read in conjunction with the more detailed combined financial statements and notes presented elsewhere in this prospectus.

                                                               Fiscal Year Ended
                                                               December 31, 2000



Stockholders' equity:
   Preferred Stock...........................................            $1,543
   Common Stock..............................................           $90,140
   Additional paid-in capital................................        $8,242,899
   Deficit...................................................       $(1,172,081)
   Accumulated other comprehensive income
   Net shareholders' equity..................................         7,162,501
                                                                    ------------
Total capitalization.........................................         7,162,501
                                                                    ============


Additional Information About Financial Presentation

     Options and Warrants. Unless this prospectus indicates otherwise, all information presented in this prospectus assumes no exercise of warrants or options outstanding.

                         SELECTED FINANCIAL INFORMATION


         The information set forth below for the years ended December 31, 2000 and 1999, which is derived from the audited financial statements; and for the three months ended March 31, 2001 and 2000, which is derived from the unaudited financial statements, should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, including the notes thereto and other financial information, appearing elsewhere in this registration statement.


                                                          Three Months Ended                    Year Ended
                                                               March 31,                      December 31,
                                                  2001                 2000            2000                1999
                                         ------------------------------------------------------------------------------
                                                           (Unaudited)                             (Audited)

STATEMENT OF OPERATIONS DATA

  Revenues                                     $649,370            $495,293         $1,395,073        $1,474,171
  Net income (loss)                            (885,938)            (63,541)        (1,891,722)          111,866
  Net income (loss)
     per share                                   (0.01)              (0.01)              (.06)              0.01



BALANCE SHEET DATA
                                                       Three Months Ended                         Year Ended
                                                           March 31,                             December 31,
                                                              2000                         2000                1999
                                                              ----                         ----                ----
Total assets                                              16,344,428                    16,164,691          18,552,228
Working capital                                              676,354                     1,074,031             207,372
Total liabilities                                          9,450,366                     9,002,190           8,422,498
Stockholders' equity                                       6,894,062                     7,162,501          10,130,730


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

            The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and notes thereto included elsewhere in this prospectus. This document contains certain forward-looking statements including, among others, anticipated trends in our financial condition and results of operations and our business strategy. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. Important factors to consider in evaluating such forward-looking statements include (i) changes in external competitive market factors or in our internal budgeting process which might impact trends in the our results of operations; (ii) unanticipated working capital or other cash requirements; (iii) changes in the our business strategy or an inability to execute its strategy due to unanticipated changes in the industries in which we operates; and (iv) various competitive factors that may prevent the us from competing successfully in the marketplace.

Plan of Operation

         ValCom, Inc. operations at present are comprised of four divisions

o        Studio Rental
o        Piedmont Alabama Facility - Auto Auction
o        Studio Equipment Rental
o        Film Production

         Studio Rental

         We own six acres with six sound stages and two additional leased stages located in Valencia, California doing business as Valencia Entertainment International. Seven of the eights stages are leased under long-term contracts to two major production companies. Rental income for the seven stages should remain constant at approximately $1,000,000 annually with only small cost of living increases.

         Piedmont Alabama Facility

         We developed the property as a venue for auction of automobiles, antiques and collectible merchandise. $75,000 was spent for renovation of this property during the past year. Since the implementation of the auction business plan, this segment has not generated any significant revenues.

         During 2001, we continued, on a limited basis, the auction operation and held concerts and other entertainment events. Currently, management is in the process of seeking refinancing of the existing property in the amount of $2,500,000. The funds will be used for the payment of the existing mortgage loan, which is in default, and for operating capital. We have also executed an irrevocable offer to sell the property for $4,500,000 expiring July 2001. Management expects to sell the property at a substantial gain.

         Studio Equipment Rental

         In March 2001, we acquired Half Day Video, Inc., a company that rents cameras and other production equipment to various production companies on a short-term basis. With a 5- year equipment financing we intend to purchase additional equipment costing approximately $350,000.

         Film Production

         In March 2001, we entered into a joint venture with Woody Fraser Productions to produce various television productions. Under the terms of the agreement, we will receive, after certain cost reimbursements, 75% of the net profits of the venture. In March 2001, the venture signed contracts to produce a series of 13 episodes and a pilot episode for a cable TV station. Revenue to be earned under these contracts during 2001 are expected to be $2,400,000. We expect net income from this project. Follow-on contracts and additional productions are under consideration.

Results of Operation

March 31, 2001 and 2000 Comparison

         Working Capital. As of March 31, 2001, we had working capital of $676,354. As of the prior year working capital was $1,074,031. The change was due primarily to increase in accruals.

         Total Assets and Liabilities. Total assets were $16,344,428 at March 31, 2001 versus $16,164,691 at December 31, 2000 and additionally total liabilities were $9,450,366 and $9,002,190 respectively. The changes in total assets and liabilities are substantially accounted for by above described changes in current assets and liabilities.

         Revenue/Operating Expenses/Net Loss. For quarter ended March 31, 2001, we had revenue of $649,372, operating expenses of $1,453,932 and a net loss of ($885,937). The loss before depreciation and interest for the quarter was ($757,981).

         Revenue increased $154,079 from the previous quarter or 31.1%. This increase was a result of an increase in production revenues, largely, equipment rental. Although marketing efforts continued during the quarter for two film production properties, we were unable to negotiate any significant sales distribution contracts. No revenue was generated from the on-site merchandise and auto auction at the Piedmont facility.

         Production Costs. Production costs for the quarter ended March 31, 2001 compared with the prior quarter have increased from $123,955 to $198,172 or a 59.9% increase. Marketing costs and costs related to the increased production revenue accounted for most of the production costs in the first quarter 2001. Management reviews capitalized production costs on a quarterly basis and records write-offs as needed.

         Selling and Promotion Costs. Selling and promotion costs increased $45,202 from 2000 to 2001. These costs generally were incurred to promote ValCom's common stock valuation. Depreciation expense decreased $9,252 due to the fully depreciated status of certain assets.

         Administrative and General. For the quarter ended March 31, 2001, administrative and general costs expenses increased by $829,118 or 353% from 2000 amounts. Significant increases were in the following subcategories:

                 Item                               2001                           2000
Legal and accounting                                        $157,836                          $23,400
Management consulting                                        218,750                                0
Other costs                                                  229,509                           13,643
Salaries                                                     318,022                           97,818
Taxes                                                         31,165                                0
Rent                                                         108,697                                0

                      Total                               $1,063,979                         $234,861
                                                       =============                         ========

         Following are reasons for the increase in subcategories of administrative and general expenses for the quarter ended March 31, 2001 compared with the quarter ended March 31, 2000.

         The $134,436 increase in legal and accounting was due to performance of audits and preparation of agreements and other legal matters related to the merger. The $218,750 increase in management consulting was due costs incurred for reorganization and planning regarding the newly merged company.

         The $215,866 increase in other costs consist of numerous relatively small changes in a variety of categories.

         The $31,165 increase in taxes and licenses was due to prior period under accrual of taxes due.

         The $108,697 increase in rent was due to the lease in 2000 of additional studio space adjacent to the Valencia property.

         Interest expense increased $37,190 between the two quarters was due to increased borrowings.

         ValCom did not record any tax expense for either quarter due to taxable loss or tax loss carry forwards. Our tax loss carry forwards available balance at the end of fiscal 2000 was in excess of $11 million.

Liquidity and Capital Resources

         Internal and external source of funding:

         We have obtained lines of credit from City National Bank for $400,000 and project positive cash flow from our studio division. We may issue stock for services as a means of maintaining working capital. We have sufficient funds to operate for the next 12 months through our use of the credit facility, common stock issues and projected positive cash flow from our operation of business. We are in the process of refinancing the Piedmont property for $2,500,000. We also executed an irrevocable offer to sell the property and equipment for $4,500,000.

         We issued a $750,000 convertible note to an accredited investor on June 7, 2001. The number of shares of common stock issuable upon conversion of the outstanding convertible notes is 2,533,783 based on a conversion price of $0.296 per share. We are required to register 240% of this amount, for a total of 6,081,080. In addition, 545,454 shares underlying warrants are being registered in connection with these financings. These warrants have an exercise price of $.548 per share.

         No dividends have been declared since our inception nor do we anticipate that dividends will be declared in the ensuing fiscal year.

Statement Re Computation of Earnings Per Share

         See "Notes To Consolidated Financial Statements" included elsewhere in this filing for a description of our calculation of earnings per share.

                                    BUSINESS

Overview

         ValCom, Inc. operations at present are comprised of four divisions

o        Studio Rental
o        Piedmont Alabama Facility - Auto Auction
o        Studio Equipment Rental
o        Film Production

         We maintain corporate offices at 26030 Avenue Hall, Studio 5, Valencia, California 91355.

         Our common shares currently are traded on the Over-The-Counter Bulletin Board under the trading symbol "VCMI."

         In this prospectus, unless otherwise specified or the context otherwise requires, references to "we", "our" and "ValCom" includes a reference to our subsidiaries which we beneficially own a majority of the outstanding voting shares. Our subsidiaries and the percentage of voting shares that we beneficially own are as follows:

Name of Subsidiary (Jurisdiction)                                                              Ownership
---------------------------------                                                              ---------
278 Auction Plaza, an Alabama corporation                                                         100%
SBI Communications, Inc., a Nevada corporation                                                    100%
SBI Communications, Inc., an Alabama corporation                                                  100%
Valencia Entertainment International, LLC a limited liability    corporation                      100%
Half Day Video, Inc., a California corporation                                                    100%

History

         ValCom, Inc., formerly SBI Communication, Inc. was originally organized in the State of Utah on September 23, 1983, under the corporate name of Alpine Survival Products, Inc. Our name was subsequently changed to Supermin, Inc. on November 20, 1985. On September 29, 1986, Satellite Bingo, Inc. became the surviving corporate entity in a statutory merger with Supermin, Inc. In connection with the above merger, the former shareholders of Satellite Bingo, Inc. acquired control of the merged entity and changed the corporate name to Satellite Bingo, Inc. Through shareholder approval dated March 10, 1988, the name was changed to SBI Communications, Inc. On January 1, 1993, we executed a plan of merger that effectively changed our state of domicile from Utah to Delaware.

         In October 2000, we were issued 75,709,965 shares by SBI for 100% of the shares outstanding in Valencia Entertainment International LLC, a California limited liability corporation. This acquisition has been accounted for as a reverse acquisition merger with Valencia Entertainment becoming the surviving entity. The corporate name was changed to ValCom, Inc.

Business

         Our business includes television production for network and syndication programming, motion pictures, sports, internet and real estate holdings, however, revenue is primarily generated through the lease of the sound stages. We own six acres of real property and a 120,000 square feet production facility in Valencia, California. This production facility is currently the studio set for "JAG", produced by Paramount Pictures and "Power Rangers" produced by Saban Productions. Our sound stages have been operating at full capacity since 1995. We also lease an additional three acres and 52,000 square feet production facility that include two full service sound stages, for a total of eight sound stages.

         Our past and present clients include Warner Brothers, Universal Studios, MGM, HBO, NBC, 20th Century Fox, Disney, CBS, Sony, Showtime, and the USA Network. In addition to leasing our sound stages, we also have a small library of wholly owned television content that are ready for distribution.

Joint Venture Agreement With Woody Fraser Productions

         On March 30, 2001, we executed a joint venture agreement with Woody Fraser Productions, in which Woody Fraser Productions would serve exclusively as a television production company for us. The primary purpose of the joint venture is to develop and produce various television projects.

         Woody Fraser has 25 years of experience as an executive producer in Hollywood. He operates his own production company, Woody Fraser Productions, which has created and produced many television shows including the "Dick Cavitt Show", "Steve Allen Show", "That's Incredible", "Mike Douglas Show", "Good Morning America", "Richard Simmons", and "The Home Show." Mr. Fraser holds a Bachelors Degree from Dartmouth College and is a member of the Director's & Writer's Guilds.

Acquisition of Half Day Video

         On March 8, 2001, we completed the acquisition of Half Day Video, Inc. Half Day is located in Burbank, California and specializes in supporting the entertainment industry with television and film equipment rentals. Half Day's client list includes The Academy Awards, Emmy Awards, NBC, Entertainment Tonight, MTV, General Hospital and other major entertainment and production companies. Half Day has approximately $847,000 in assets with current revenues of $609,000. Half Day leases its offices and warehouse facility in Burbank and will continue to operate and service its clients using its current employees.

Competition

         Film Entertainment Overview

         Competition in the film entertainment business is diverse and fragmented, with scores of companies operating at various levels of product budget and scope. The market is dominated by large Hollywood studios usually commanding 15 to 20 percent of the domestic market share in any given year.

         Valencia Entertainment will succeed by choosing its projects and markets carefully, and by selecting segments and geographic areas in where it can build proprietary competitive advantages.

         Independent Production Companies

         Consolidation through acquisition has recently reduced the number of independent production companies in operation. However, barriers to entry remain relatively low, and management anticipates that the segments in which it intends to compete will remain highly competitive.

         Our Competitive Position

         Our operations are in competition with all aspects of the entertainment industry, locally, nationally and worldwide.

         We experience competition from three market segments:

         1) Traditional television, game shows, Reality Television Drama
         2) Movies for television an Theatrical Release
         3) Other entertainment/media companies

Service Marks

         We have the following service marks:

         Satellite Bingo

         International Class 41, production and distribution of television game Shows, granted Registration Number 1,473,709 on January 19, 1988 to Satellite Bingo, Inc. for 20 years.

         "Hangin With The Boyz"

         International Class 25, Clothing, and 41, production and distribution of television game shows, application filed on March 1, 2000, Serial NO. 75/932,583.

         "Who Can You Trust?"

         International Class 41, production and distribution of television game shows, Serial NO. 75/485225, granted on March 9, 1999 for 20 years.

         "Fuhgetabowtit"

         International Class 41, production and distribution of television game shows, Serial NO. 75/784,763, application filed on August 26, 1999.

         Globalot Bingo

         International Class 41, production and distribution of television game shows, applied for on September 24, 1993, by SBI Communications, Inc.

         Rico Bingo

         International Class 41, production and distribution of television game shows, applied for on September 24, 1993, by SBI Communications, Inc.

         C-Note

         International Class 41, production and distribution of television game shows, applied for on September 24, 1993, by SBI Communications, Inc.


         "The Works"

         We obtained an assignment to copyrights for "the Works," copyright registrations for Globalot Bingo and derivatives: Number PAU 855-931 (June 10,
1986); Number Pau 847-876 (March 11, 1986); Number PAU 788-031 (September 19,
1985); Number PAU 927-410 (November 4, 1986); Number PA 370-721 (February 9,
1988); Number PA 516-494 (January 17, 1991); Number PA 533-697 (January
17,1991); from Satellite Bingo, Inc., to SBI Communications, Inc., dated September 14, 1993.

         "The Final Round-The Gabriel Ruelas Story"

         We applied for registration of copyright of "The Final Round-The Gabriel Ruelas Story" on December 2, 2000.

         "The Life"

         We obtained an assignment of copyright of "The Life", Txu 744-678, June 12, 1996.

         "PCH"

         We obtained a copyright by assignment of "PCH" Pau 2-040-426, September 12, 1995.

Employees

         As of June 1, 2001, we had 15 permanent employees, including two officers. We also retain the services of property managers who oversee the facility maintenance and grounds in Alabama. None of our employees are represented by a labor union or are subject to a collective bargaining agreement.

                                LEGAL PROCEEDINGS

       From time to time we are subject to litigation incidental to our business including possible product liability claims. Such claims, if successful, could exceed applicable insurance coverage. We are not currently a party to any legal proceedings that we consider to be material.

                             DESCRITPION OF PROPERTY

         Our corporate offices are located at 26030 Avenue Hall Studio #5, Valencia, California. We control nine acres of land in Valencia, California. The premises are comprised of eight production sound stages and consist of approximately 300,000 square feet for which 220,000 are owned and the balance are leased. Offices occupy 60,000 square feet. The balance of the property consists of loading docks, outdoor sets and 450 parking spaces.

         The Company owns a facility in Piedmont, Alabama, which it has owned since December 16, 1994. The facility is comprised of 80,000 square feet of usable space under roof, and includes merchandise and auto auction, Restaurant and other leased area. The facility has been renovated for four lane auto auctions and the company conducts merchandise and auto auctions, and operates a restaurant. The First Call System has leased part of the facility.

                HOW TO OBTAIN MORE INFORMATION ABOUT VALCOM, INC.

         We are subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith file reports, proxy or information statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: Seven World Trade Center, New York, New York 10048, and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C.20549, at prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

       We have filed with the Commission, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the shares of common stock being offered by its selling shareholders. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our common stock offered by the selling shareholders, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission's web site. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

                                   MANAGEMENT

Executive Officers, Directors, And Key Employees

       The executive officers, directors and key employees of our company and their ages and positions with us as of June 1, 2001 are as follows:


NAME                                   AGE                                   POSITION/TERM
----                                   ---                                   -------------
Vince Vellardita                       42       Chief Executive Officer, President and Chairman, since 2000
Stephen A. Weber                       52       Director, since 2001
Ronald Foster                          59       Secretary Vice President and Director, since 1986
David Weiner                           41       Director, since 2001

         All directors will serve on the board until our next annual meeting of the shareholders, or until their successors have been duly elected and qualified

Background of Directors & Officers

         Vince Vellardita is currently President, Chief Executive Officer and Chairman of the Board of ValCom, Inc. Mr. Vellardita was instrumental in having Valencia Entertainment acquire a 180,000 square feet production facility in Valencia, California that houses eight film and production sound stages that have been occupied for the past four years by the hit CBS series "JAG" and Fox's "Power Rangers." Mr. Vellardita began his career in 1977 as a music producer and promoter of live shows and is credited with bringing Duran/Duran and U2 to North America for their first US tours. He also produced a benefit tour for the 1980 Presidential campaign of John Anderson. Mr. Vellardita is a 25-year veteran production executive with a successful track record that extends throughout many arms of the Entertainment Industry. While in Nashville, Mr. Vellardita was responsible for the turn around of a small production house for music into a television satellite network, housing multiple sound-stages and edit bays. Mr. Vellardita also increased revenues by bring national accounts to this network. Mr. Vellardita has been involved in over 10,000 episodes of television and 100 films. After Mr. Vellardita's success in Nashville, he moved to Los Angeles focusing on film and television where he developed independent production studios. Mr. Vellardita handled everything from the coordination of sales and contracts negotiations, to the launching of marketing strategies to lure some of the biggest names in the television community. These include Paramount, Warner Brothers, and Disney. Mr. Vellardita does not currently serve as a director of any other reporting company.

         Ron Foster has served as our Chief Executive Officer, President and Chairman of the Board from 1986 to October 2000. Mr. Foster is presently Vice President and a Director of ValCom. Mr. Foster has been working with us since our inception in 1984. Mr. Foster's primary responsibilities include finance, marketing and technical review. In addition to his responsibilities with ValCom, Mr. Foster has held a number of other management positions over the years. From 1984 to 1986, he was executive vice president and producer of Pioneer Games of American Satellite Bingo, in Albany, Georgia. Mr. Foster was also the owner and operator of Artist Management & Promotions where he was responsible for coordinating television entertainers, sports figures and other celebrities for department store promotions. Previously, Mr. Foster has served as president and director of Ed-Phills, Inc., a Nevada corporation, and executive vice president and member of the Board of Directors of Golden American Network, a California corporation. From 1984 to 1994, he has also been the president and chief executive officer of ROPA Communications, Inc., which owned and operated WTAU-TV-19 in Albany, Georgia. He created and produced "Stock Outlook 87, 88, and 89," a video presentation of public companies through Financial News Network
(FNN), a national cable network. Mr. Foster also has experience as a technical director and associate producer for numerous national live sports broadcasts produced by ABC, CBS and WTBS. Mr. Foster is Director/Producer/Writer of the Company Interactive Broadcast Programs.

         David Weiner received his MBA degree from U.C.L.A. and gained a wide variety of business experiences early in his career working in the investment banking and pension fund management arena. He joined the consulting group of Deloitte and Touche in 1988, where he provided general and corporate finance consulting services to a wide variety of entertainment, telecommunications, and direct response clients including K-tel, International, Inc. Mr. Weiner joined K-tel in 1993, as Vice President of Corporate Development and was appointed President in September of 1996. His responsibilities included directing all United States operations of the company as well as its wholly owned subsidiaries in the United Kingdom, Germany and Finland. Mr. Weiner resigned as President of K-tel in 1998 to form W-Net, Inc., an Internet and software development and consulting firm.

         Stephen A Weber has over 20 years of background in Finance and Management and is a certified public accountant. Prior to joining us, Mr. Weber was the co-founder and President of a publicly traded marketing company that had annual revenues of $60 million. Mr. Weber was instrumental in negotiating the sale of the company to a NYSE corporation. Prior to joining ValCom, Mr. Weber, was a practicing CPA for 13 years, where he was the managing partner for a regional audit firm. Currently, in addition to his duties at ValCom, Mr. Weber also consults for a publicly traded Internet company, Genesis Entermedia.com, Inc. where he sits on the Board of Director and is Chairman of the Audit Committee.

Meetings of the Board of Directors

         Each director is elected to serve for a term of one year until the next annual meeting of shareholders or until a successor is duly elected and qualified. There are no family relationships among directors or persons nominated or chosen by us to become a director. The present term of office of each director will expire at the next annual meeting of shareholders.

         During the fiscal year ended December 31, 2000, the Board of Directors held 42 meetings of which no director attended fewer than 75% of the total number of meetings. Outside directors received no cash compensation for their services, however they were reimbursed for their expenses associated with attendance at meetings or otherwise incurred in connection with the discharge of their duties as our directors. None of our officers receives any additional compensation for his services as a director, and we do not contribute to any retirement, pension, or profit sharing plans covering our directors.

                             EXECUTIVE COMPENSATION

         The following table sets forth certain information regarding compensation we paid to our Chief Executive Officer and our other executive officers whose income exceeded $100,000 for our last three fiscal years (the "Named Officers").

Summary compensation table



            Annual Compensation                   Long-Term Compensation Awards
                                                      Awards                 Payouts
                                                                                            Restricted
                                                                            Securities       Shares or
                                    Salary      Bonus     Other Annual    Under Options   Restricted Share      LTIP    All Other
Name and Principal                                        Compensation       Granted            Units         Payouts  Compensation
        Position            Year     ($)        ($)           ($)                #                ($)            ($)         ($)
-------------------------- ------- ---------- ---------- ---------------- ---------------- ------------------ ---------- -----------
Vince Vellardita,           2000    120,000      Nil           Nil              Nil               Nil            Nil           Nil
    CEO

-------------------------- ------- ---------- ---------- ---------------- ---------------- ------------------ ---------- -----------
Ronald Foster,              2000    120,000      Nil           Nil              Nil               Nil            Nil           Nil
    Vice President

-------------------------- ------- ---------- ---------- ---------------- ---------------- ------------------ ---------- -----------
Ronal Foster,               1999    120,000      $$$           $$$              Nil               Nil            Nil           Nil
    CEO
-------------------------- ------- ---------- ---------- ---------------- ---------------- ------------------ ---------- -----------

         Aggregate Options Exercised During the Most Recently Completed Financial Year and Financial Year-End Option Values. The following table sets out certain information relating to options exercised by the Named Officer during the most recent financial year and the value of unexercised in-the-money options held by such person as of December 31, 2000:

============================ =============== ================== =========================== ================================
                               Securities     Aggregate Value     Unexercised Options at         Value of Unexercised
                              Acquired on                                 FY-End            in-the-Money Options at FY-End
                                Exercise         Realized                  (#)                            ($)
           Name                   (#)               ($)         Exercisable/Unexercisable      Exercisable/Unexercisable

Vince Vellardita,                 Nil               Nil                    Nil                            Nil
    CEO

Ronald Foster,                    Nil               Nil                    Nil                            Nil
    Vice President
---------------------------- --------------- ------------------ --------------------------- --------------------------------

Options Granted During Most Recent Financial Year. The following table sets out certain information relating to options granted during the most recent financial year to the Named Executive Officers.


========================== ============== =================== ================= ============================= ==============
          Name              Securities        % of Total        Exercise Per     Market Value of Securities    Expiration
                               Under       Options Granted                       Underlying Options on the
                              Options      to Employees in        Security           Date of the Grant
                              Granted       Financial Year      ($/Security)            ($/Security)              Date
-------------------------- -------------- ------------------- ----------------- ----------------------------- --------------
Vince Vellardita,               Nil              Nil                Nil                     Nil                    Nil
    CEO


Ronald Foster,                  Nil              Nil                Nil                     Nil                    Nil
    Vice President
========================== ============== =================== ================= ============================= ==============

Compensation of Directors

           Outside directors received no cash compensation for their services, however they were reimbursed for their expenses associated with attendance at meetings or otherwise incurred in connection with the discharge of their duties as our directors. None of our officers receives any additional compensation for his services as a director, and we do not contribute to any retirement, pension, or profit sharing plans covering our directors.

                        SECURITY OWNERSHIP OF MANAGEMENT
                          AND CERTAIN BENEFICIAL OWNERS

            The following table sets forth the beneficial ownership of our voting securities as of the June 1, by: o each person known by us to beneficially own 5% or more of the outstanding shares of our voting securities o each of our directors o our named executive officers o all directors and executive officers as a group.

As of June 1, 2001, there were 93,311,507 shares of common stock issued and outstanding. The information set forth in the table and accompanying footnotes has been furnished by the named beneficial owners.

                                                                     Number of Shares
      Title of Class            Identity of Person or Group        Beneficially Owned(1)         Percent of Class
      --------------            ---------------------------        ---------------------         ----------------

                             Ronald Foster                               4,154,118                     4.5%
Common Shares                103 Firetower Road
                             Leesburg, Georgia 31763

                             Vince Vellardita                           18,077,491                    19.4%
Common Shares                26030 Avenue Hall
                             Valencia, California 91355

                             E-Blaster International                    30,000,000                    32.2%
Common Shares                JL H,R, Rasuna Said Kav.
                             B-1 6th Flr.
                             Jakarta, 12920
                             Indonesia

                             Radorm Technology Limited                   5,678,247                     6.1%
Common Shares                Jakarta, 12920
                             Indonesia

                             Great Asian Holdings Limit                 21,104,227                    22.6%
Common Shares                Jakarta, 12920
                             Indonesia

Common Shares                All Officers and Directors as a            22,632,109                    24.3%
                             Group (4 persons)

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unissued common shares subject to options, warrants or other convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for the purpose of computing the beneficial ownership of common shares of the person holding such convertible security but are not deemed outstanding for computing the beneficial ownership of common shares of any other person.

         We do not know of any arrangements, the operation of which may, at a subsequent date, result in a change in control of ValCom.

                          DESCRIPTION OF CAPITAL STOCK

            Our authorized capital stock consists of (i) 100,000,000 shares of common stock, par value $.001 per share, of which 93,311,506 shares were issued and outstanding as of the date hereof, and 10,000,000 shares of "blank check" preferred stock, of which 1,543,000 shares of preferred issued and outstanding as of June 1, 2001.

Common Stock

            The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by the shareholders. The holders of common stock are entitled to receive dividends ratably, when, as and if declared by the Board of Directors, out of funds legally available therefor. In the event of a liquidation, dissolution or winding-up of ValCom, the holders of common stock are entitled to share equally and ratably in all assets remaining available for distribution after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock.

            The holders of shares of common stock, as such, have no conversion, preemptive, or other subscription rights and there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock are, and the shares of common stock offered by the selling stockholders hereby, when issued against the consideration set forth in this prospectus, will be, validly issued, fully-paid and non-assessable.

Preferred Stock

            General. Under our articles of incorporation, our board of directors is authorized, subject to any limitations prescribed by the laws of the Delaware, but without further action by our shareholders, to provide for the issuance of up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. Our board of directors may authorize and issue preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, for example in connection with a shareholder right's plan, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding stock.

Outstanding Warrants

         As of June 1, 2001, there were 545, 454 warrants to purchase shares of our common stock at exercise price of $.548.

Transfer Agent And Registrar

         Corporate Stock Transfer, 3200 Cherry Creek Drive, South; Suite 430, Denver Colorado 80209, acts as transfer agent and registrar for our common and preferred stock.

                            SELLING STOCKSTOCKHOLDERS

         The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

         The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

                                             Shares Beneficially Owned                             Shares Beneficially Owned
                                               Prior to the Offering                                   After the Offering
                                                                                  Total
                 Name                         Number           Percent           Shares            Number           Percent
                                                                             Registered (1)
Laurus Master Fund, Ltd.                      3,079,237(2)      3.4%            6,626,534            0                 0%

         The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible preferred stock is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) Represents 240% of the shares of common stock issuable upon conversion of notes and all of the shares issuable upon the exercise of warrants of the selling shareholder. Because the number of shares of common stock issuable upon conversion of the note is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. However the selling shareholder has contractually agreed to restrict its ability to convert its preferred stock or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

(2) Includes 545,454 shares underlying warrants that are currently exercisable at an exercise price of $.548 per share. In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, Laurus Capital Management, L.L.C. may be deemed a control person of the shares owned by such entity. David Grin and Eugene Grin are the principals of Laurus Capital Management, L.L.C.

                              PLAN OF DISTRIBUTION

         The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. There is no assurance that the selling stockholders will sell any or all of the common stock in this offering. The selling stockholders may use any one or more of the following methods when selling shares:

o Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers.

o Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

o        An exchange distribution following the rules of the applicable exchange

o        Privately negotiated transactions

o        Short sales or sales of shares not previously owned by the seller

o        A combination of any such methods of sale any other lawful method

The selling stockholders may also engage in:

o Short selling against the box, which is making a short sale when the seller already owns the shares.

o Other transactions in our securities or in derivatives of our securities and the subsequent sale or delivery of shares by the stockholder.

o Pledging shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer to sell the pledged shares.

         Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from selling stockholders in amounts to be negotiated. If any broker-dealer acts as agent for the purchaser of shares, the broker-dealer may receive commission from the purchaser in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be considered to be "underwriters" within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

         Because the selling shareholders are deemed "underwriters" within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements.

         We are required to pay all fees and expenses incident to the registration of the shares in this offering. However, we will not pay any commissions or any other fees in connection with the resale of the common stock in this offering. We have agreed to indemnify the selling shareholders and their officers, directors, employees and agents, and each person who controls any selling shareholder, in certain circumstances against certain liabilities, including liabilities arising under the Securities Act. Each selling shareholder has agreed to indemnify us and our directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.

                  If the selling stockholder notifies us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

                         SHARES ELIGIBLE FOR FUTURE SALE


         Shares Outstanding and Freely Tradable After Offering. Upon completion of this offering, we will have approximately 99,938,041 shares of common stock outstanding. The shares to be sold by the selling stockholders in this offering will be freely tradable without restriction or limitation under the Securities Act, except for any such shares held by "affiliates" of Globus, as such term is defined under Rule 144 of the Securities Act, which shares will be subject to the resale limitations under Rule 144.

         Rule 144. In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year, including an affiliate of us, would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of 1% of the then-outstanding shares of common stock (approximately 999,380 shares after this offering) or the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Commission, provided certain manner of sale and notice requirements and requirements as to the availability of current public information about us is satisfied. In addition, affiliates of ours must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock. As defined in Rule 144, an "affiliate" of an issuer is a person who, directly or indirectly, through the use of one or more intermediaries controls, or is controlled by, or is under common control with, such issuer. Under Rule 144(k), a holder of "restricted securities" who is not deemed an affiliate of the issuer and who has beneficially owned shares for at least two years would be entitled to sell shares under Rule 144(k) without regard to the limitations described above.

            Effect of Substantial Sales on Market Price of Common Stock. We are unable to estimate the number of shares that may be sold in the future by our existing shareholders or the effect, if any, that such sales will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock, or the prospect of such sales, could adversely affect the market price of the common stock.

                                 LEGAL MATTERS

            The validity of the common stock offered hereby will be passed upon for ValCom by Sichenzia, Ross, Friedman & Ference LLP, New York, New York.

                                     EXPERTS

         Our financial statements as at December 31, 2000 and for the years ended December 31, 2000 and 1999 have been included in this prospectus in reliance on the report of Jay J. Shapiro, Certified Public Accountant, as given upon the authority of said firm as experts in accounting and auditing.



                  CHANGE IN REGISTRANT'S CERTIFYING ACCOUNTANT

         In March 20, 2000, Daniel Ratliff and Company, independent certified public accountants, engaged as the principal accountant to audit the prior financial statements of the company, resigned. The resignation resulted from the company moving its corporate offices to the west coast in Glendale, California and the conclusion that the Company would be better served through the engagement of a local Certified Public Accounting firm. The Company elected to utilize the services of Jay J. Shapiro, CPA of Encino, California.

         The decision to change accountants was approved by the Board of Directors of the company. There have been no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the former accountant, would have cause it to make reference to the subject matter of the disagreements in connection with its report for 1998 and 1999. The Company has filed with the Securities and Exchange Commission an 8-K dated March 29, 2000 disclosing this action. The Company has requested that the former accountants furnish them with letter stating whether they agree with the statements made by the registrant, and, if not, stating the respects in which they do not agree as indicated in Item 4. A copy of this letter was filed by Exhibit with an 8-K.

                              Financial Statements
                              --------------------

The audited consolidated balance sheet of the Company for its years ended December 31, 2000 and audited 1999 and the related consolidated statements of operations, stockholder's equity and cash flows are submitted herewith.
                               CONTENTS OF REPORT
-------------------------------------------------------------------------------
Consolidated Independent Auditor's Report                      F-1
Consolidated Balance Sheet                                     F-2
Consolidated Statements of Operations                          F-3
Consolidated Statements of Cash Flow                           F-4
Consolidated statements of Stockholders Equity                 F-6
Notes to Consolidated Financial Statements                     F-7/F-16

To the Board of Directors
ValCom, Inc.:


We have audited the accompanying consolidated balance sheets of ValCom, Inc. and subsidiaries (the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity restated and cash flows for each of the years ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the years then ended in conformity with generally accepted accounting principles.

/s/JAY J. SHAPIRO, C.P.A.
a professional corporation

Encino, California
April 4, 2001
                                       F-1

                          VALCOM, INC AND SUBSIDIARIES
                    ----------------------------------------
                           CONSOLIDATED BALANCE SHEETS
                           ---------------------------
                                     ASSETS
                                     ------


                                                                               DECEMBER 31
                                                                               -----------
                                                                            2000          1999
                                                                            ----          ----

Cash ...............................................................   $     7,787   $ 2,278,694
Accounts receivable ................................................        74,455       106,812
Mortgage escrow holdback ...........................................           -0-       327,900
Other receivables ..................................................        52,634           -0-
Prepaid expenses ...................................................        11,569           -0-
Property held for sale .............................................     3,940,000           -0-
                                                                       -----------   -----------
Total Current Assets ...............................................   $ 4,086,445   $ 2,713,406
                                                                       -----------   -----------
Fixed Assets - net .................................................   $11,681,381    15,700,154
Production costs ...................................................       110,201        28,000
Prepaid loan fees ..................................................       100,501       111,668
Deposits ...........................................................        30,000           -0-
                                                                       -----------   -----------
Total Assets .......................................................   $16,008,528   $18,553,228
                                                                       ===========   ===========

         See accompanying notes to consolidated financial statements

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Current liabilities:
Accrued wages due stockholder .......................   $    670,000    $    550,000
Advances due stockholder ............................        200,508          95,136
Loan payable affiliate ..............................        150,000             -0-
Accrued interest payable ............................        325,010         199,000
Other current liabilities ...........................         42,461             -0-
Credit line payable .................................        110,000             -0-
Notes payable -- current portion ....................      1,289,586       1,489,717
Accounts payable ....................................   $    297,285         172,181
                                                        ------------    ------------
                                                           3,084,850       2,506,034
Total Payable .......................................      5,902,919       5,916,464
                                                        ------------    ------------
Total Liabilities ...................................   $  8,987,769    $  8,422,498
                                                        ============    ============

Commitments and contingencies (Note 5)

Stockholders' equity:
Preferred stock, par value $0.001; 10,000,000 shares
authorized: 1,543,000 and 1,653,000 shares issued and
outstanding at December 31, 2000 and December 31,
1999, respectively ..................................          1,543           1,653
Common stock, par value $.001; 100,000,000 shares
authorized; 90,139,843 and 9,693,878
shares issued and outstanding
at December 31, 2000 and 1999 respectively ..........         90,140           9,694

Additional Paid in capital ..........................      8,101,157       9,399,742

Retained Earnings (deficit) .........................     (1,172,081)        719,641
                                                        ------------    ------------
                                                           7,020,759      10,130,730
                                                        ------------    ------------
                                                        $ 16,008,528    $ 18,553,228
                                                        ============    ============


        See accompanying notes to consolidated financial statements
                                       F-3

                          VALCOM, INC. AND SUBSIDIARIES
                         -------------------------------
                      CONSOLIDATED STATEMENT OF OPERATIONS
                      -------------------------------------
[CAPTION]

                                              December 31,
                                           2000         1999
                                          -----        -----


Revenue
   Rental .......................   $  1,328,782    $  1,214,171
   Production ...................         37,500         260,000
   Other ........................         28,791             -0-
                                    ------------    ------------
                                    $  1,395,073    $  1,474,171
Cost and Expenses:
   Production ...................        273,217          83,049
   Selling and promotion ........        104,176          89,017
   Depreciation .................        271,714         135,376
   Administrative and general ...      1,786,610         603,275
                                    ------------    ------------
                                    $  2,435,717    $    910,717
                                    ------------    ------------

Operating income (loss) .........     (1,040,644)        563,454

Interest Expense ................       (851,078)       (451,588)
                                    ------------    ------------
Net Income (loss) ...............   ($ 1,891,722)   $    111,866

Basic net income (loss) per share   ($       .06)   ($       .01)
                                    ============    ============
Weighted number of shares .......     29,805,000       9,900,000
                                    ------------    ------------



         See accompanying notes to consolidated financial statements
                                       F-4

                          VALCOM, INC. AND SUBSIDIARIES
                    -----------------------------------------
                      CONSOLIDATED STATEMENTS OF CASH FLOW
                      ------------------------------------
[CAPTION]

                                                             December 31
                                                             -----------
                                                     2000               1999
                                                     ----               ----

Operating Activities:
Net Income (Loss) ...............................   ($1,892,722)   $   111,866
Items Not Requiring Cash:
    Depreciation and amortization ...............       271,714        135,376
    Stock issued for services ...................       628,915            -0-
    Other .......................................         2,167            -0-
                                                    -----------    -----------
                                                    ($  988,926)   $   247,242
                                                    -----------    -----------
Changes in:
    Receivables .................................       307,623        (58,686)
    Other assets ................................      (101,034)       (21,830)
    Accounts payable and other accrued expenses .       403,575            -0-
    Loans payable ...............................       110,000            -0-
    Due to stockholder ..........................       265,372         20,000
                                                    -----------    -----------
                                                    $   985,536    $   290,756
                                                    ===========    ===========
Cash Provided (used) by Operations ..............       (33,390)       537,998

Investing Activities:
    Acquisition of fixed assets .................      (192,941)       (39,531)
                                                    -----------    -----------
    Cash Used by Investing Activities ...........      (192,942)       (39,531)

Financing Activities:
    Principal amount on notes payable ...........      (213,676)           -0-
    Principal payments on former mortgage .......           -0-       (152,000)
    Repayment of former mortgage ................           -0-     (3,261,165)
    Proceeds from mortgage refinancing ..........           -0-      5,664,997
    Withdrawal of capital contributions .........    (2,000,000)      (480,440)
    Issuance of stock ...........................       169,100            -0-
                                                    -----------    -----------
    Cash Provided (Used) by Financial Activities     (2,044,576)     1,771,392
                                                    -----------    -----------
Increase (Decrease) in Cash and Cash Equivalents     (2,270,907)     2,269,859
    Cash and cash equivalents, beginning of year     (2,278,694)         8,835
                                                    -----------    -----------
    Cash and cash equivalents, end of year ......   $     7,787    $ 2,278,694
                                                    ===========    ===========

Supplemental disclosure of cash flow information:
    Interest paid ...............................   $   651,078    $   299,000
                                                    ===========    ===========
    Income taxes paid ...........................   $       800    $       800
                                                    ===========    ===========



           See accompanying notes to consolidated financial statements

                           VALCOM, INC. AND SUBSIDIARY
                     ---------------------------------------
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                 -----------------------------------------------
                      YEAR ENDED DECEMBER 31, 2000 AND 1999
                     ---------------------------------------


                                                                                         Additional
                                   Common                         Preferred               Paid-in       Accumulated
                           Shares           Amount         Shares           Amount        Capital         Deficit
Balance
January 1
1999                     11,140,878    $     11,141       1,693,000    $      1,653    $ 11,825,094      (9,751,767)

Cancellation
Common Stock .......     (1,447,000)         (1,447)                                        (88,991)

Recapitalization of
VEI ................                                                                     (2,336,361)     10,359,542

Net Income .........
for 1999 ...........                                                                                        111,866

Balance
Dec.31, 1999 .......      9,693,878           9,694       1,653,000           1,653      (9,399,742)        719,641

Shares issued
for services .......      2,736,000           2,736                                         616,515        (458,250)

Shares issued
for assets .........        100,000             100                                          12,400

Shares issued
for cash ...........        900,000             900                                         169,100

Conversion
of preferred .......      1,100,000           1,100        (110,000)           (110)           (900)

Withdrawal of
capital contribution                                                                     (2,000,000)

Retirement upon
merger .............       (100,000)           (100)                                        (19,900)

Acquisition of
VEI ................     75,709,965          75,710                                         (75,710)

Net loss
for 2000 ...........                                                                                     (1,433,472)
                       ------------    ------------    ------------    ------------    ------------    ------------
Balance
December
31, 2000 ...........     90,139,843    $     90,140       1,543,000    $      1,543    $  8,101,157    ($ 1,172,081)
                       ============    ============    ============    ============    ============    ============


           See accompanying notes to consolidated financial statements

                          VALCOM, INC. AND SUBSIDIARIES
                    ----------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
                           DECEMBER 31, 2000 AND 1999

NOTE 1 Summary of Significant Accounting Policies
-------------------------------------------------
Following is a summary of the significant accounting policies followed in the preparation of these financial statements, which policies are in accordance with generally accepted accounting principles:

Organization
------------
ValCom, Inc. (the "Company"), formerly SBI Communication, Inc. was originally organized in the State of Utah on September 23, 1983, under the corporate name of Alpine Survival Products, Inc. Its name was subsequently changed to Supermin, Inc. on November 20, 1985. On September 29, 1986, Satellite Bingo, Inc. became the surviving corporate entity in a statutory merger with Supermin, Inc. In connection with the above merger, the former shareholders of Satellite Bingo, Inc. acquired control of the merged entity and changed the corporate name to Satellite Bingo, Inc. Through shareholder approval dated March 10, 1988, the name was changed to name of SBI Communications, Inc. On January 1, 1993, the Company executed a plan of merger that effectively changed the Company's state of domicile from Utah to Delaware.

In October 2000, the Company was issued 75,709,965 shares by SBI for 100% of the shares outstanding in Valencia Entertainment International LLC ("VEI"), a California limited liability corporation. This acquisition has been accounted for as a reverse acquisition merger with VEI becoming the surviving entity. The corporate name was changed to ValCom, Inc.

Principles of Consolidation
---------------------------
The consolidated financial statements include the accounts of the Company and four wholly-owned subsidiaries of which only SBI Communications, Inc. - Alabama has activity during the two-year period ended 12/31/00. These financial statements include all activities as if the acquisition occurred on January 1, 1999.

                                  ValCom, Inc.
                                  ------------
                   Notes to Consolidated Financial Statements
                  --------------------------------------------
                           December 31, 2000 and 1999
                           ---------------------------

Note 1 Summary of Significant Accounting Policies (cont'd)
----------------------------------------------------------

Use of Estimates
----------------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could materially differ form those estimates.

Commitments, Risk And Contingencies
------------------------------------
Financial instruments that potentially subject the Company to concentrations of risk consist of trade receivables principally arising from monthly leases from television producers. Management believes all receivables to be fully collectible. In addition, the Company has a standby letter of credit for $30,000 and a price protection agreement with a shareholder for $20,000.

Cash Equivalents
----------------

The Company maintains cash and cash equivalents (short-term highly liquid investments with original maturity less than three months) with various financial institutions. From time to time, cash balances may exceed Federal Deposit Insurance Corporation insurance limits.

Fair Value of Financial Instruments
-----------------------------------

The carrying value of cash, receivables and accounts payable approximates fair value due to the short maturity of these instruments. The carrying value of short and long-term debt approximates fair value based on discounting the projected cash flows using market rates available for similar instruments. None of the financial instruments are held for trading purposes.

                                  ValCom, Inc.
                                 --------------
                   Notes to Consolidated Financial Statements
                  --------------------------------------------
                           December 31, 2000 and 1999
                           ---------------------------

Note 1 Summary of Significant Accounting Policies (cont'd)
----------------------------------------------------------

Depreciation
------------
For financial and reporting purposes, the Company follows the policy of providing depreciation an amortization on the straight-line and accelerated and accelerated declining balance methods over the estimated useful lives of the assets, which are as follows:

          Building                          39 years
          Building Improvements             39 years
          Office Furniture and Equipment    5 to 7 years

Amortization of Prepaid Loan Costs
----------------------------------
For financial reporting purposes, costs are amortized on the straight line method over 10 years, the life of the related loan.

Income Taxes
------------
The Company provides for income taxes in accordance with Statement of Financial Accounting Standards No. 109, which requires the use of the asset and liability method and recognizes deferred income taxes for the consequences of "temporary differences" by applying enacted statutory tax rate applicable to future years differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

Related Party Transactions
--------------------------
From time to time, a shareholder of the Company Advances money to the Company for operations. All amounts owed to the shareholders are non-interest bearing ($200,508 at 12/31/00). In addition to advances, the Company accrued salaries payable to the shareholder totaling $120,000 and $130,000 for the years ended December 2000 and 1999, respectively. All amounts owed to the shareholders are payable on demand.

                                 7 ValCom, Inc.
                                  -------------
                   Notes to Consolidated Financial Statements
                  --------------------------------------------
                           December 31, 2000 and 1999
                          ----------------------------

Note 1 Summary of Significant Account Policies (cont'd)
-------------------------------------------------------

Stock-Based Compensation
------------------------

As provided for in SFAS #123, the Company elected to apply APBO #25 and related interpretations whereby the fair value of stock given is determined at the grant date and additional disclosures are provided in Note 7.

Impairment of Long-Lived Assets
-------------------------------

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on as estimate of undisclosed future cash flows resulting from the use of the asset and its eventual disposition. Measurement of an impairment loss for long-lived assets is based on the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Revenue Recognition
-------------------

Revenues from licensing of television programming is recorded when the material is available for telecasting by the licensee and when certain other conditions are met. Rental revenue is recognized monthly pursuant to written contracts.

Note 2 Property and Equipment
-----------------------------

Property and equipment at December 31, consists of the following:

                                                  2000            1999
[CAPTION]                                        ------          ------



Land                                        $7,392,292        $8,224,792
Building                                    $4,028,785        $7,136,285
Building Improvements                       $1,240,070        $1,065,179
Office Furniture and equipment              $   39,500        $   21,450
                                           ------------       -----------
                                           $12,700,647       $16,447,706

Less: Accumulated depreciation             ( 1,019,266)      (   747,552)
                                           ------------      -------------
Net Book Value                             $11,681,381       $15,700,154
                                           ============      =============

                          VALCOM, INC AND SUBSIDIARIES
                    ----------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
                           December 31, 2000 and 1999
                           ---------------------------
NOTE 3 Notes Payable
---------------------
  The following is a summary of the Company's Notes Payable at year end.





                                                    December 31,
                                                   -------------
                                               2000            1999
                                              -----           ------

Promissory note payable to First
Fidelity Investment and Loan due
in monthly installments of principal
and interest of $54,648 at 10.03%
per annum. The rate is variable
dependent on the 6 month US T-Bill
rate. The note is secured by a
deed of Trust on the Valencia
Studio property. The note
matures December 2009.                        $5,961,324       $6,000,000

Promissory note payable to private
lender due with interest at 12% per
annum and was due July, 1999. The
note is secured by a Deed of Trust
on the Piedmont property and is
presently delinquent.                         $1,050,000       $1,050,000

Various other loans, short-term, 8.00%
-11.00% Interest                                 181,181          356,181
                                            ---------------    -------------
Total                                         $7,192,505        7,406.181
Less: Current Maturities                       1,289,586        1,489,717
                                            --------------   ---------------
Notes Payable                                 $5,902,919       $5,916,464
                                            ===============   ==============
Maturities on the notes are as follows:

            2001                   $1,289,586
            2002                       64,521
            2003                       71,277
            2004                       78,740
            2005                       86,986
            Thereafter             $5,601,396
                                 -------------
                                   $7,192,505
                                 =============


 The Company's average short-term weighted interest rate is 10% and 9% respectively for 2000 and 1999.

                           VALCOM, INC. AND SUBSIDIARY
                     ---------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   -------------------------------------------
                           December 31, 2000 and 1999
                     ----------------------------
NOTE 4 Income Taxes
---------------------
Deferred income tax assets and liabilities are summarized as follows at December 31,2000:



Deferred tax assets attributable to
operating loss carry forwards                                  $4,300,000
Valuation allowance due to uncertainty
surrounding realization of operating
loss carry forwards                                          ($ 4,300,000)
                                                              ------------
Total deferred taxes                                          $         0
                                                              ============


The Company has available at December 31, 2000, unused operating loss carry forwards, which may be applied against future taxable income, that expire as follows:



              Amount of Unused                     Expiration During
              Operating Loss                           Year Ended
              Carry Forwards                           December 31
              ---------------                       ----------------

               $   200,000                                2001
               $   550,000                                2002
               $ 1,200,000                                2003
               $   300,000                                2004
               $   490,000                                2007
               $   340,000                                2008
               $   320,000                                2009
               $   650,000                                2010
               $ 1,050,000                                2011
               $   700,000                                2012
               $ 3,836,000                                2013
               $   289,000                                2014
               $ 1,892,000                                2015
              -------------
               $11,817,000
              -------------

                          VALCOM, INC. AND SUBSIDIARIES
                   ------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
                           December 31, 2000 and 1999
                          ----------------------------
NOTE 5 Commitments
------------------
In May 2000 the Company leased additional facilities adjacent to its location in Valencia. The lease has a term of five years. Initial monthly base rent is $29,000 with annual increases until 2004 when base rent will be $34,585. During fiscal 2000, the Company recognized $173,650 rent expense.

The Company has various employment agreements with certain officers, shareholders and key employees which expire beginning in 2002. These agreements provide for compensation aggregating $300,000 per annum.

NOTE 6 Net Loss Per Share
-------------------------
The Company's net loss per share was calculated using weighted average shares outstanding for 2000 and 1999, respectively. Although convertible preferred stock is a common stock equivalent, with a conversion rate of 5 shares of common stock for each share of preferred stock conversion has not been included in the calculation of earnings per share as it would be antidilutive.

NOTE 7 Stockholders' Equity
---------------------------
In December 1999, the Company place a stop order on 1,447,000 shares of common stock for non-performance under contract.

In January 2000, the Company issued 200,000 shares of its common stock for cash of $5,000 and financial marketing services with a fair value of $7,500.

In January 2000, Valencia Entertainment International, LLC distributed $2,000,000 to its partners. This amount was accounted for as a reduction of partners' capital.

                                  ValCom, Inc.
                                  -------------
                   Notes to Consolidated Financial Statements
                    -----------------------------------------
                           December 31, 2000 and 1999
                           --------------------------

NOTE 7 Stockholders' Equity (cont'd)
-------------------------------------

In February 2000, the Company issued 400,000 shares of restricted stock for the origination of a $150,000 loan from two parties.

In June 2000, the Company issued 100,000 shares for $25,000 cash.

In June 2000, the Company issued 100,000 shares for $20,000 cash. These shares were sold to VEI and were therefore retired upon merger in October 2000.

In October 2000, the Company split its common stock on a 2-for-1 basis changed par value of its preferred stock from $5.00 to $.001 per share and issued 75,709,965 post-split shares of common stock to the partners of Valencia Entertainment International, LLC. The consolidated financial statements have been retroactively restated for the split.

In November 2000, the Company issued 200,000 shares of restricted stock for legal services at fair value. A price guarantee of $0.50 accompanied the issuance.

In December 2000, the Company issued 6,000 shares of restricted stock to employees of the Company. These shares were valued at $0.50 per share.

In December 2000, the Company issued 500,000 shares of restricted stock as satisfaction of a debt of $250,000.

In December 2000, the Company issued 500,000 shares of restricted common stock for cash of $125,000.

In December 2000, the Company issued 1,000,000 shares of restricted common stock for management consulting and legal services with a fair value of $175,000.

                                  ValCom, Inc.
                                 --------------
                   Notes to Consolidated Financial Statements
                  ---------------------------------------------
                           December 31, 2000 and 1999
                           --------------------------
NOTE 8 Segment Information
--------------------------

The Company has two segments - studio operations and production/distribution of television programming.



                                       Studio            Programming
                                      -------           -------------
      Identifiable assets          $15,898,327            $110,201
                                   ===========          =============
      Revenues                       1,357,573              37,500
                                   ===========          =============
      Operating Profits (losses)     ($804,927)          ($235,717)
                                   ===========          =============



NOTE 9 Subsequent Events
------------------------

a) In 2001, the Company acquired 100% ownership of Half/Day Video, Inc., a California corporation, for 950,000 shares of ValCom, Inc. Common Stock. If this transaction took place on January 1, 2000, the revenues, net loss and net loss per share would be $3,395,000, ($3,644,000), and ($.12), respectively.

b) In January 2001, the Company adopted an Employee Stock Compensation Plan. Such plan provides for issuance of shares of common stock to compensate employees, consultants, and other professionals engaged by the Company. The Company issued 1,500,000 shares for services by consultants valued at $262,500.

c) The Company has listed the Piedmont Property of sale at an asking price of $4,500,000. The net book value at 12/31/2000 as included in Note #2 is #3.9 million. Management intends on using proceed to satisfy current obligations of approximately $2.5 million. Such obligations are also subject to negotiation.

d) The Company has a letter of intent from as investment firm to raise $10,000,000 subject to certain conditions including a successful $1,000,000 private placement.

                          VALCOM, INC. AND SUBSIDIARIES
                    -----------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
                           December 31, 2000 and 1999
                           ---------------------------

NOTE 10 Restatement of Financial Statements
-------------------------------------------

The balance sheet and statement of stockholders' equity as of December 31, 1999 and for the 12, months then ended have been restated to reflect a reversal of preferred stock cancellation. Originally in 1998, 1,500,000 shares of preferred sock with a par value of $5.00 per share was issued in connection with the purchase of the Company's building and land in Piedmont, Alabama. The preferred shares were canceled due to non-performance under the sale contract. It now has been determined that the cancellation should not be recorded unless or until the preferred stock certificates are surrendered to the Company. The reversal is necessary based on new information received by the Company.

                                Table Of Contents
                                  ValCom, Inc.
                                      INDEX
                                                              Page
                              FINANCIAL INFORMATION

                      Consolidated Financial Statements         F-19
                        Consolidated Balance Sheets as of
                        December 31, 2000 and
                        and March 31, 2001

                      Consolidated Statements of Operations     F-20
                           for the three months ended
                             March 31, 2000 and 2001

                      Consolidated Statement of Changes         F-21
                        in Shareholders' Equity for the three
                        months ended March 31, 2001

                      Consolidated Statements of Cash Flows     F-22
                        for the three months ended March 31,
                        2000 and 2001

                      Notes to Consolidated Financial State-    F-23
                        ments

                   INDEPENDENT ACCOUNTANTS' REPORT
                   -------------------------------
We have reviewed the accompanying consolidated balance sheet, statement of operations, and cash flows of ValCom, Inc., and subsidiaries as of March 31, 2001, and for the three-months period then ended. These financial statements are the responsibility of the company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such as opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be conformity with generally accepted accounting principles.

/s/ Jay J. Shapiro, CPA P.C.
----------------------------
JAY J. SHAPIRO, C.P.A.
a professional corporation


May 18, 2001
Encino, California

                     VALCOM, INC. AND SUBSIDIARY
                    -----------------------------
                     CONSOLIDATED BALANCE SHEETS
                    -----------------------------
                                                    March 31,      Dec.31,
                                                       2001          2000
                                                      ------        -----
                                                   (Unaudited)     (Audited)
Cash                                             $    18,660    $    52,777
Accounts receivable                                   88,714        116,322
Other receivables                                     52,634         52,634
Prepaid expenses                                      14,366         11,569
Property held for sale                             3,940,000      3,940,000
                                                  ------------  -------------
Total Current Assets                               4,114,374      4,173,302
                                                  ------------  -------------
Fixed Assets - net                                11,875,160     11,750,687
Production costs                                     113,660        110,201
Prepaid loan fees                                     97,711        100,501
Deposits                                              30,000         30,000
Investment in partnership                            113,523           -0-
                                                  ------------  -------------
Total Assets                                     $16,344,428   $ 16,164,691
                                                  ============  =============

         See accompanying notes to consolidated financial statements

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                  ------------------------------------

Current liabilities:
Accrued wages due stockholder                    $  700,000    $     670,000
Advances due stockholder                            236,009          200,508
Loan payable affiliate                                 -0-           150,000
Accrued interest payable                            299,240          325,010
Other current liabilities                           265,470           55,661
Credit line payable                                 243,470          110,000
Notes payable -- current portion                  1,389,000        1,289,586
Accounts payable                                    304,831          298,506
                                                 ------------  -------------
                                                  3,438,020        3,099,271
Notes Payable                                     6,012,346        5,902,919
                                                 ------------  -------------
Total Liabilities                                 9,450,366        9,002,190
                                                 ------------  -------------

Commitments and contingencies

Stockholders' equity:
Preferred stock, par value $0.001; 10,000,000 shares
authorized: 1,543,000 shares issued and
outstanding at March 31, 2001 and December 31,
2000 respectively.                                    1,543            1,543
Common stock, par value $.001; 100,000,000 shares
authorized; 93,331,507 and 90,139,843
shares issued and outstanding
at March 31, 2001 and December 31, 2000
respectively.                                        93,332           90,140

Additional Paid in capital                        8,857,206        8,242,899

Retained Earnings (deficit)                      (2,058,019)      (1,172,081)
                                                 ------------  -------------
                                                  6,894,062        7,162,501
                                                 ------------  -------------
                                                $16,344,428      $16,164,691
                                                 ============  =============


           See accompanying notes to consolidated financial statements

                          VALCOM, INC. AND SUBSIDIARIES
                         -------------------------------
                      CONSOLIDATED STATEMENT OF OPERATIONS
                      -------------------------------------
                      FOR THE THREE MONTHS ENDED MARCH 31,
                      ------------------------------------
                                   (UNAUDITED)

                                                        March 31,
                                                    2001        2000
                                                   -----        -----
Revenue:
   Rental                                     $ 389,370      $ 380,321
   Production                                   260,000        108,139
   Other                                           -0-           6,833
                                             ------------   -----------
                                              $ 649,370      $ 495,293
Cost and Expenses:
   Production                                   198,172        123,955
   Selling and promotion                         45,202           -0-
   Depreciation                                  46,579         55,831
   Administrative and general                 1,063,979        234,861
                                             ------------   -----------
                                             $1,353,932      $ 414,647
                                             ------------   -----------
Operating income (loss)                      (  704,561)        80,646
Interest Expense                             (  181,377)      (144,187)
                                             ------------   -----------
Net Income (loss)                            ( $885,938)      ($63,541)

Basic net income (loss) per share...........  ($  0.01)         ($0.00)
                                             ============   ===========
Weighted number of shares                     91,735,000    89,900,000
                                             ------------   -----------



           See accompanying notes to consolidated financial statements

                          VALCOM, INC. AND SUBSIDIARIES
                    -----------------------------------------
                      CONSOLIDATED STATEMENTS OF CASH FLOW
                      ------------------------------------
                      FOR THE THREE MONTHS ENDED MARCH 31,
                     --------------------------------------
                                   (UNAUDITED)

                                                     2001               2000
                                                     ----               ----
Operating Activities:
Net Income (Loss)                                ($ 885,938)      $ (63,541)
Items Not Requiring Cash:
    Depreciation and amortization                    49,368          55,831
    Stock issued for services                       262,500          52,500
                                               -------------     ------------
                                                 ($ 574,070)      $  44,790
                                               -------------     ------------
Changes in:
    Receivables                                      27,608          22,846
    Mortgage escrow holdback                           -0-         (327,900)
    Prepaid expenses                                ( 2,797)           -0-
    Other assets                                       -0-          (36,245)
    Production costs                                ( 3,459)           -0-
    Accounts payable and other accrued expenses     190,364          37,573
    Loans payable                                   133,470            -0-
    Due to stockholder                               65,501         155,000
                                               -------------     ------------
                                                   $410,687       ($148,726)
                                               =============     ============
Cash Provided (used) by Operations                 (163,383)      ( 103,936)
Investing Activities:
    Acquisition of fixed assets                    (171,052)      (  17,083)
    Investment in partnership                      (113,523)           -0-
                                               -------------     ------------
    Cash Used by Investing Activities              (284,575)      (  17,083)
                                               -------------     ------------
Financing Activities:
    Principal amount on notes payable               208,841          41,753
    Withdrawal of capital contributions                           2,000,000
    Issuance of stock                               205,000
                                               -------------     ------------
    Cash Provided (Used) by Financial Activities    413,841      (1,958,247)
                                               -------------     ------------
Increase (Decrease) in Cash and Cash Equivalents   ( 34,117)     (2,079,266)
    Cash and cash equivalents, beginning of year     52,777       2,279,432
                                               -------------     ------------
    Cash and cash equivalents, end of year         $ 18,660      $  200,166
                                               =============     ============
Supplemental disclosure of cash flow information:
    Interest paid                                  $181,377        $114,187
                                               =============     ============
    Income taxes paid                              $    800        $  1,600
                                               =============     ============

           See accompanying notes to consolidated financial statements

                           VALCOM, INC. AND SUBSIDIARY
                     ---------------------------------------
                UNAUDITED CONSOLIDATED STATEMENT OF STOCKHOLDERS'
                                     EQUITY
                 -----------------------------------------------
                    FOR THE THREE MONTHS ENDED MARCH 31, 2001
                     ---------------------------------------

                                                       Additional
                             Common                    Preferred            Paid-in    Accumulated
                    Shares         Amount        Shares      Amount         Capital     Deficit
Balance
Jan.1, 2001 ..    90,139,843   $    90,140     1,543,000   $     1,543    $ 8,101,157   ($1,172,081)
Shares issued
for services .     1,500,000         1,500                                    261,000   (   218,750)

Shares issued
for debt
retirement ...       331,664           332                                    149,668

Shares issued
for cash .....       410,000           410                                    204,590

Conversion
of preferred

Acquisition of
Half/Day .....       950,000           950                                    140,791

Net loss
for the Period                                                                          (   667,188)
                 -----------   -----------   -----------   -----------    -----------   -----------
Balance
March
31, 2001 .....    93,331,507   $    93,332     1,543,000   $     1,543    $ 8,857,206   ($2,058,019)
                 ===========   ===========   ===========   ===========    ===========   ===========






           See accompanying notes to consolidated financial statements

                          VALCOM, INC. AND SUBSIDIARIES
                    ----------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
                 UNAUDITED MARCH 31, 2001 AND DECEMBER 31, 2000

NOTE 1 Summary of Significant Accounting Policies
-------------------------------------------------
Following is a summary of the significant accounting policies followed in the preparation of these financial statements, which policies are in accordance with generally accepted accounting principles:

Organization
------------
ValCom, Inc. (the "Company"), formerly SBI Communication, Inc. was originally organized in the State of Utah on September 23, 1983, under the corporate name of Alpine Survival Products, Inc. Its name was subsequently changed to Supermin, Inc. on November 20, 1985. On September 29, 1986, Satellite Bingo, Inc. became the surviving corporate entity in a statutory merger with Supermin, Inc. In connection with the above merger, the former shareholders of Satellite Bingo, Inc. acquired control of the merged entity and changed the corporate name to Satellite Bingo, Inc. Through shareholder approval dated March 10, 1988, the name was changed to name of SBI Communications, Inc. On January 1, 1993, the Company executed a plan of merger that effectively changed the Company's state of domicile from Utah to Delaware.

In October 2000, the Company was issued 75,709,965 shares by SBI for 100% of the shares outstanding in Valencia Entertainment International LLC ("VEI"), a California limited Liability Corporation. This acquisition has been accounted for as a reverse acquisition merger with VEI becoming the surviving entity. The corporate name was changed to ValCom, Inc.

Principles of Consolidation
---------------------------
The consolidated financial statements include the accounts of the Company and four wholly-owned subsidiaries of which only SBI Communications, Inc. Alabama has activity during the periods presented. These financial statements include all activities as if the acquisition occurred on January 1, 1999.

                                  ValCom, Inc.
                                  ------------
                   Notes to Consolidated Financial Statements
                  --------------------------------------------
                 Un-audited March 31, 2001 And December 31, 2000
                           ---------------------------

Note 1 Summary of Significant Accounting Policies (cont'd)
----------------------------------------------------------

Use of Estimates
----------------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could materially differ form those estimates.

Commitments, Risk And Contingencies
------------------------------------
Financial instruments that potentially subject the Company to concentrations of risk consist of trade receivables principally arising from monthly leases from television producers. Management believes all receivables to be fully collectible. In addition, the Company has a standby letter of credit for $30,000 and a price protection agreement with a shareholder for $20,000.

Cash Equivalents
----------------

The Company maintains cash and cash equivalents (short-term highly liquid investments with original maturity less than three months) with various financial institutions. From time to time, cash balances may exceed Federal Deposit Insurance Corporation insurance limits.

Fair Value of Financial Instruments
-----------------------------------

The carrying value of cash, receivables and accounts payable approximates fair value due to the short maturity of these instruments. The carrying value of short and long-term debt approximates fair value based on discounting the projected cash flows using market rates available for similar instruments. None of the financial instruments are held for trading purposes.

                                  ValCom, Inc.
                                 --------------
                   Notes to Consolidated Financial Statements
                  --------------------------------------------
                 Un-audited March 31, 2001 And December 31, 2000
                           ---------------------------

Note 1 Summary of Significant Accounting Policies (cont'd)
----------------------------------------------------------

Depreciation
------------
For financial and reporting purposes, the Company follows the policy of providing depreciation an amortization on the straight-line and accelerated and accelerated declining balance methods over the estimated useful lives of the assets, which are as follows:

          Building                          39 years
          Building Improvements             39 years
          Office Furniture and Equipment    5 to 7 years
          Production Equipment              5 to 7 years

Amortization of Prepaid Loan Costs
----------------------------------
For financial reporting purposes, costs are amortized on the straight line method over 10 years, the life of the related loan.

Income Taxes
------------
The Company provides for income taxes in accordance with Statement of Financial Accounting Standards No. 109, which requires the use of the asset and liability method and recognizes deferred income taxes for the consequences of "temporary differences" by applying enacted statutory tax rate applicable to future years differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

Related Party Transactions
--------------------------
From time to time, a shareholder of the Company Advances money to the Company for operations. All amounts owed to the shareholders are non-interest bearing ($236,009 at 03/31/01). In addition to advances, the Company accrued salaries payable to the shareholder totaling $30,000 and $30,000 for the quarter ended March 31, 2001 and 2000, respectively. All amounts owed to the shareholders are payable on demand.

                                  ValCom, Inc.
                                  -------------
                   Notes to Consolidated Financial Statements
                  --------------------------------------------
                 Un-audited March 31, 2001 And December 31, 2000
                          ----------------------------

Note 1 Summary of Significant Account Policies (cont'd)
-------------------------------------------------------
Stock-Based Compensation
------------------------
As provided for in SFAS #123, the Company elected to apply APBO #25 and related interpretations whereby the fair value of stock given is determined at the grant date.
Impairment of Long-Lived Assets
-------------------------------
Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on as estimate of undisclosed future cash flows resulting from the use of the asset and its eventual disposition. Measurement of an impairment loss for long-lived assets is based on the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell. Revenue Recognition
-------------------
Revenues from licensing of television programming is recorded when the material is available for telecasting by the licensee and when certain other conditions are met. Rental revenue is recognized monthly pursuant to written contracts.

Note 2 Property and Equipment
-----------------------------

Property and equipment consists of the following:

                                              March 31,       December 31,
                                                  2001            2000
                                               ---------       ----------
  Land                                        $ 7,392,292     $ 7,392,292
Building                                        4,028,785       4,028,785
Building Improvements                           1,244,431       1,240,070
Office Furniture and equipmen t                    56,190          39,500
Production equipment                              669,737         519,737
                                             ------------     -----------
                                              $13,391,435     $13,220,384

Less: Accumulated depreciation                ( 1,516,275)    ( 1,469,697)
                                             ------------     -----------
Net Book Value                                $11,875,160     $11,750,687
                                             ============     ===========


                          VALCOM, INC AND SUBSIDIARIES
                    ----------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
                 Un-audited March 31, 2001 And December 31, 2000
                           ---------------------------

NOTE 3 BUSINESS ACQUSISTION
---------------------------
      In March 2001, the company acquired 100% ownership of Half Day Video, Inc. a California corporation, for 950,000 shares of ValCom, Inc. common stock. The net book value of Half Day Video, Inc. has been determined to be the fair market value of the common stock issued.

NOTE 4 INVESTMENT IN PARTNERSHIP
--------------------------------

On March 30, 2001 the Company entered into a partnership with Woody Fraser Productions to produce various television productions. Under the terms of the agreement the Company will receive, after certain costs reimbursements, 75% of the net profits of the venture. This investment is beingg accounted for using the equity method. As of March 31, 2001 the Company has invested $113,523 in the partnership and the partnership has on earnings to date.


NOTE 5 SUBSEQUENT EVENT
-----------------------

a) The Company has listed the Piedmont Property of sale at an asking price of $4,900,000. The net book value at 12/31/2000 as included in Note #2 is #3.9 million. Management intends on using proceeds to satisfy current obligations of approximately $2.5 million. Such obligations are also subject to negotiation.

b) The Company has a letter of intent from as investment firm to raise $10,000,000 subject to certain conditions including a successful $1,000,000 private placement.

================================================================================






                               6,626,534 SHARES OF

                                  COMMON STOCK






                                  VALCOM, INC.





                                -----------------

                                   PROSPECTUS

                                -----------------













                         THE DATE OF THIS PROSPECTUS IS



================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification of Directors and Officer

         The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the state of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of the stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, Officer, Employee or Agent and shall inure to the benefit of the heirs, executors and administrators of such person.

         The Board of Directors of the Company may also authorize the Company to indemnify employees or agents of the Company, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to directors and officers of the Company. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended (the "Securities Act") and is therefore unenforceable.


ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities offered hereby.

     SEC registration fee.......................        $ 500
     Accountants' fees and expenses.............       20,000
     Legal fees.................................       25,000
     Transfer agent's and warrant agent's fees
       and expenses.............................          500
                                                   ----------

Total...........................................      $46,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

Description                                                                  Date         Shares

1/1/98-12/31/98                                                                            None

1/1/99-12/31/99                                                                            None

Stock issued for cash and services       Richard Abbenante                    1/12/00      200,000
Stock issued for services                Douglas Scott                         2/7/00      266,666
Stock issued for services                Douglas Scott                        2/10/00      133,334
Stock issued for services                Brad Tate                            3/13/00      200,000
Stock issued for services                Jo Ann                               3/13/00      200,000
Stock issued for services                Lisa Williams                         6/7/00       30,000
Stock issued for fixed asset             Vince Vellardita                      6/7/00      100,000
Stock issued for cash                    Papes Capital Services               6/15/00      200,000
Preferred shares converted               Martin Nickelsen                     7/15/00      100,000
Preferred shares converted               Ron Foster                           7/15/00      900,000
Preferred shares converted               The Peter Pappas Trust               7/21/00      100,000
Stock issued for services                Nimish Patel                        12/12/00       20,000
Stock issued for services                Andrew F. Polltet Trust             12/12/00      140,000
Stock issued for services                Erick Richardson                    12/12/00       40,000
Stock issued for cash                    Jeff Gleckman                       12/15/00      500,000
Stock issued for services                Beth Grover                         12/18/00          250
Stock issued for services                Melissa Wohl                        12/18/00          250
Stock issued for services                Jesus Martinez                      12/18/00          500
Stock issued for services                Rigoberto Bahena                    12/18/00          500
Stock issued for services                Lal Rati                            12/18/00          500
Stock issued for services                Charlotte Larsen                    12/18/00          500
Stock issued for services                Tracy Sciarrino                     12/18/00          500
Stock issued for services                Earl Kuester                        12/18/00          500
Stock issued for services                Linda Layton                        12/18/00          500
Stock issued for services                Adam Kliarsky                       12/18/00          500
Stock issued for services                Jeff Huntley                        12/18/00          500
Stock issued for services                Steve Weber                         12/18/00          500
Stock issued for services                James Warnock                       12/18/00          500
Stock issued for debt cancellation       The Peter Pappas Trust              12/19/00      500,000
Stock issued for services                Todd Moore                           1/26/01      250,000
Shares issued for Half Day purchase      Clay Harrison                        2/27/01      950,000
Shares issued to VEI upon merger         Vince Vellardita                     3/16/01   18,077,491
Shares issued to VEI upon merger         Kristen Gleckman                     3/16/01       50,000
Shares issued to VEI upon merger         Steve Weber                          3/16/01      500,000
Shares issued to VEI upon merger         Jo-Ann Srebnik                       3/16/01      100,000
Shares issued to VEI upon merger         E-Blaster International Ltd.         3/16/01   30,000,000
Shares issued to VEI upon merger         Random Technology Ltd.               3/16/01    5,678,247
Shares issued to VEI upon merger         Great Asian Holdings Pte. Ltd.       3/16/01   21,104,227
Stock issued for debt cancellation       The Scott Family Trust               3/27/01      110,548
Stock issued for debt cancellation       Douglas Scott                        3/27/01      221,116
Stock issued for cash                    Raj Mitta                            3/29/01      100,000
Stock issued for cash                    Samin Tan                            3/29/01       90,000
Stock issued for cash                    Manoj Kumar Samtani                  3/29/01       50,000
Stock issued for cash                    Nalin Rathod                         3/29/01       50,000
Stock issued for cash                    Bismarka Kurniawan                   3/29/01       10,000
Stock issued for cash                    Arie K. Kresnadi                     3/29/01       28,000
Stock issued for cash                    T. R. Seetharaman                    3/29/01       10,000
Stock issued for cash                    Sanjeev Gupta                        3/29/01       30,000
Stock issued for cash                    Vino Nasution                        3/29/01       10,000
Stock issued for cash                    Juliandus Tobing                     3/29/01       10,000
Stock issued for cash                    Harlin Rahardjo                      3/29/01       22,000
Stock issued for services                Shirley C. Nathan                    3/30/01      100,000
Stock issued for investment              Woody Fraser                         3/30/01      250,000

Except as otherwise disclosed, each of the foregoing issuances of securities was made in reliance on Section 4(2) of the Securities Act of 1933, as amended.

ITEM 27.   EXHIBITS

EXHIBIT
NUMBER                                       DESCRIPTION

2.1      Memorandum of Agreement for the acquisition of Half Day Video, Inc. (1)
2.2      Merger Agreement (2)
3.1      Articles of Incorporation of the Company(2)
3.2      Bylaws of the Company(3)
4.1      Convertible Note
4.2      Subscription Agreement
4.3      Warrant
5.1      Opinion of Sichenzia, Ross & Friedman, LLP
10.1     Joint Venture Agreement with Woody Fraser (2)
16.1     Letter on Change in Certifying Accountant(4)
21.1     List of Subsidiaries
23.1     Consent of Sichenzia, Ross & Friedman, LLP (included in Exhibit 5.1)
23.2     Consent of accountants

* To be filed by amendment.


(1) Incorporated by referenced to the Form 8-K filed by ValCom on April 6, 2001
(2) Incorporated by referenced to the Form 10SB File # 000-28416
(3) Incorporated by referenced to the Form 10KSB File # 000-28416
(4) Incorporated by referenced to the Form 8-K filed by ValCom on March 29, 2000

ITEM 28. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

     (1) To file a post-effective amendment to this Registration Statement during any period in which offers or sales are being made:

          (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S)230.424(b) of this Chapter) if, in the aggregate, the changes in volume and price represent no more than a 20%
     change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement of any material change to such information in the Registration Statement.

     (2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     (3) To provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

     (4) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) That, insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (6) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES

         In accordance the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Valencia, California on June 19, 2001.

VALCOM, INC.

By:  /s/ Vince Vellardita
         Vince Vellardita, President and Chief Executive Officer


            In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

              SIGNATURE                                   CAPACITY                        DATE
              ---------                                   ---------                       ----


/s/ Vince Vellardita                  President, Chief Executive Officer and Chairman     June 19, 2001
Vince Vellardita



/s/ Steve Weber                       Director                                            June 19, 2001
Steve Weber


/s/ Ronald Foster                     Vice President, Secretary & Director                June 19, 2001
Ronald Foster


/s/ David Weiner                      Director                                            June 19, 2001
David Weiner